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                                                                    EXHIBIT 99.4


                               RAYCHEM CORPORATION
                        1996 DIRECTORS STOCK OPTION PLAN


                  1. Purpose.

                           The purpose of the 1996 Directors Stock Option Plan
(the "Plan") of Raychem Corporation (the "Company") is to supplement the cash compensation of nonemployee members of the Company's Board of Directors (the "Board") and to provide a means for such directors to increase their holdings of Company stock.

                  2. Definitions.

                  The following definitions shall apply to this Plan:

                           (a) "Annual Grant Date" shall mean, for each calendar
year, the date on which the stockholders of the Company have their regular annual meeting.

                           (b) "Board" shall mean the Board of Directors of the
Company.

                           (c) "Committee" shall mean the Committee referred to
in Section 3(a), or the Board in its capacity as administrator of the Plan in accordance with Section 3.

                           (d) "Eligible Director" shall mean any person who is
a member of the Board and who is not a full or part-time employee of the Company or of any subsidiary or affiliate of the Company.

                           (e) "Grant Date" shall mean the Initial Grant Date or
the Annual Grant Date, as appropriate.

                           (f) "Initial Grant Date" shall mean (i) in the case
of an Eligible Director who was not an employee of the Company immediately prior to the date such person became an Eligible Director, the date such Eligible Director is first elected as a member of the Board, or (ii) in the case of an Eligible Director who was an employee of the Company immediately prior to the date such person became an Eligible Director, the date such Eligible Director resigned as an employee of the Company.

                           (g) "Option" shall mean an option to purchase Shares
granted under this Plan.

                           (h) "Option Agreement" shall mean the written
agreement described in Section 6.

                           (i) "Shares" shall mean shares of common stock of the
Company.

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                  3. Administration.

                           (a) General. This Plan shall be administered by the
Board or, upon delegation by the Board, by a committee of the Board.

                           (b) Powers of Committee. The Committee shall have
full and complete authority to adopt such rules and regulations and to make all such other determinations not inconsistent with the Plan as may be necessary for the administration of the Plan.

                  4. Shares Subject to Plan.

                           (a) Aggregate Number. Subject to adjustment in
accordance with Section 6(h), an aggregate of 200,000 Shares is reserved for issuance under this Plan. Shares sold under this Plan may be unissued Shares or reacquired Shares, but all Shares issued under the Plan, regardless of source, shall be counted against the 200,000-Share limitation.

                           (b) Rights as Stockholder. An Eligible Director shall
have no rights as a stockholder with respect to Shares acquired by exercise of an option until the issuance (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent) of a stock certificate evidencing the Shares. Subject to Section 6(h), no adjustment shall be made for dividends or other events for which the record date is prior to the date the certificate is issued.

                  5. Nondiscretionary Grants.

                           (a) Initial Grants. On the Initial Grant Date, each
Eligible Director shall receive the grant of an Option to purchase 5,000 Shares.

                           (b) Regular Annual Grants. On each Annual Grant Date,
immediately after the annual election of directors, each Eligible Director then in office shall receive the grant of an Option to purchase 1,250 Shares.

                           (c) One Time Grant. On November 1, 1996, each
Eligible Director then in office shall receive the grant of an Option to purchase 2,000 Shares.

                           (d) Adjustment. The number of Shares for which
Options are granted in accordance with this Section 5 and the number of Shares subject to any option shall be subject to adjustment in accordance with Section 6(h).

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                  6. Terms of Option Agreements.

                           Upon the grant of each Option, the Company and the
Eligible Director shall enter into an Option Agreement which shall specify the Grant Date and the exercise price, and shall include or incorporate by reference the substance of all of the following provisions and such other provisions consistent with this Plan as the Board may determine:

                           (a) Term. The term of the Option shall be ten years
from its Grant Date, subject to earlier termination in accordance with Sections 6(f) or 6(i).

                           (b) Exercise Schedule. The Option shall be
exercisable on the following schedule: Beginning on the first anniversary of the Grant Date, for up to 25% of the Shares covered by the option; beginning on the second anniversary of the Grant Date, for up to 50% of such Shares; beginning on the third anniversary of the Grant Date, for up to 75% of such Shares; and beginning on the fourth anniversary of the Grant Date, and, thereafter until the earlier of expiration of the Option's term or termination of the Option in accordance with Section 6(g) or 6(i), for up to 100% of such Shares. Notwithstanding the foregoing, an Option held by an Eligible Director shall become immediately exercisable in full upon the death or disability of such Eligible Director, upon retirement of such Eligible Director from the Board, or upon an unsuccessful attempt by such Eligible Director to win reelection to the Board, or upon the adoption by the Company of a plan for a liquidation, dissolution, merger, consolidation or reorganization as described in clause (x),
(y) or (z) of Section 6(i).

                           (c) Purchase Price. The purchase price of the Shares
subject to each Option shall be the closing sales price for Shares as reported by the Wall Street Journal, New York Stock Exchange Composite Transactions, on the Grant Date of such Option, or on the last preceding business day if such Grant Date is not a business day.

                           (d) Payment of Purchase Price. The purchase price of
Shares acquired pursuant to an Option shall be paid in full at the time the Option is exercised in cash or by delivery of any property other than cash (including Shares, or other securities of the Company), so long as such property constitutes valid consideration for the Shares purchased under applicable law and is surrendered in good form for transfer, or by some combination of cash and such property; provided, however, that Options may not be exercised by the delivery of Shares more frequently than at six-month intervals. Exercise of an Option may also be made pursuant to a "cashless exercise/sale" procedure pursuant to which funds to pay for exercise of the Option are delivered to the issuer by a broker upon receipt of stock certificates from the issuer, or pursuant to which participants obtain margin loans from brokers to fund the exercise of the Option.

                           (e) Tax Withholding. A participant may make an
election to have the Shares to be obtained upon exercise of the Option withheld by the Company on behalf of the participant, to pay the amount of tax that the Committee, in its discretion, determines to be required to be withheld by the Company.

         Any Shares tendered to or withheld by the Company shall be valued at Fair Market Value on such date. The value of the Shares tendered or withheld may not exceed the required federal, state, local and foreign withholding tax obligations as computed by the Company.

         The participant shall pay to the Company in cash or by delivery of any valid consideration other than cash (including Shares, or other securities of the Company), promptly when the amount of such obligations becomes determinable, all applicable federal, state, local and foreign withholding taxes that the Committee, in its discretion, determines to result upon exercise of an

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Option or from a transfer or other disposition of Shares upon exercise of an
Option or otherwise related to the Option or Shares acquired in connection with an Option.

                           (f) Transferability. Except as approved by the Board,
no Option shall be transferable otherwise than by will or the laws of descent and distribution, and, an Option shall be exercisable during the Eligible Director's lifetime only by the Eligible Director.

                           (g) Termination of Membership on the Board. Except in
the case of death, disability, retirement from the Board, or an unsuccessful attempt to win reelection to the Board, if an Eligible Director's membership on the Board terminates for any reason, an Option held at the date of termination (but only to the extent exercisable at the time of such termination in accordance with Section 6(b)) may be exercised in whole or in part at any time within one year after the date of such termination (but in no event after the term of the Option expires) and shall thereafter terminate. If an Eligible Director's membership terminates because of death, disability, retirement from the Board, or an unsuccessful attempt to win reelection to the Board, an Option held at the date of such termination may be exercised for up to 100% of the Shares covered by such Options at any time within one year after the date of such termination (but in no event after the term of the Option expires) and shall thereafter terminate.

                           (h) Capitalization Changes. If any change is made in
the Shares subject to the Plan or subject to any Option granted under the Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, the Committee shall make appropriate adjustments as to the maximum number of Shares subject to the Plan, the number of Shares covered by any Option Grant, the maximum number of Shares for which Options may be granted to any Eligible Director, and the number of Shares and price per Share covered by outstanding Options.

                           (i) Change of Ownership. In the event of (x) a
dissolution or liquidation of the Company, (y) a merger or consolidation in which the Company is not the surviving corporation, or (z) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the Company shall give to the Eligible Director, at the time of adoption of the plan for liquidation, dissolution, merger, consolidation or reorganization, either (i) a reasonable time thereafter within which to exercise the Option prior to the effectiveness of such liquidation, dissolution, merger, consolidation or reorganization, at the end of which time the Option shall terminate, or (ii) the right to exercise the Option as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, merger, consolidation or reorganization.

                  7. Use of Proceeds.

                           Proceeds from the sale of Shares pursuant to this
Plan shall be used by the Company for general corporate purposes.

                  8. Legal Requirements.

                           The Company shall not be obligated to offer or sell
any Shares except in compliance with all applicable federal and state securities laws and any rules and regulations thereunder. Any certificates representing shares purchased upon exercise of an Option shall bear appropriate legends.

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                  9. Amendment of Plan.

                           The Board may amend the Plan at any time, provided,
however, that any amendment that increases the number of shares as to which Options may be granted or reduces the exercise price below the price provided in the Plan shall be subject to the approval of the Company's stockholders. No other amendment shall require stockholder approval except to the extent (a) required by applicable laws, regulations or rules or (b) the Board otherwise concludes that stockholder approval is advisable. No amendment shall affect the rights of the holder of any Option, except with that holder's consent.

                  10. Termination or Suspension of Plan.

                           The Board at any time may suspend or terminate this
Plan. This Plan, unless sooner terminated, shall terminate on the tenth anniversary of its adoption by the Board. No Option may be granted under this Plan while this Plan is suspended or after it is terminated. Suspension or termination of this Plan shall not affect the rights of the holder of any Option, except with that holder's consent.

                  11. Stockholder Approval.

                           This Plan is subject to approval at the annual
meeting of stockholders on November 1, 1996, by the affirmative vote of the holders of a majority of the voting power of the shares of the Company represented in person or by proxy and entitled to vote at the meeting.

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